EXHIBIT 4.1

LOGILITY, INC.

2007 STOCK PLAN

LOGILITY, INC.

2007 STOCK PLAN

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1
1.1 Act	1
1.2 Award	1
1.3 Board	1
1.4 Cause	1
1.5 Change in Control Event	1
1.6 Code	3
1.7 Committee	3
1.8 Common Stock or Stock	3
1.9 Company	3
1.10 Continuous Service	3
1.11 Disability	3
1.12 Effective Date	3
1.13 Employee	3
1.14 Executive Officer	3
1.15 Exercise Price	3
1.16 Fair Market Value	4
1.17 Incentive Stock Option	4
1.18 Nonqualified Stock Option	4
1.19 Option	4
1.20 Option Agreement	4
1.21 Participant	4
1.22 Repriced	4
1.23 Special Stock Option Committee	4
1.24 Stock Appreciation Right or SAR	4
1.25 Stock Option Committee	4
1.26 Subsidiary	5
1.27 Unit	5
1.28 Unit Grant Price	5

ARTICLE 2. EFFECTIVE DATE	5

ARTICLE 3. ADMINISTRATION	5
3.1 Special Stock Option Committee	5
3.2 Stock Option Committee	5
3.3 Meetings and Actions	6
3.4 Powers of the Committee	6
3.5 Interpretation of Plan	6
3.6 Director Stock	6

ARTICLE 4. STOCK AND SARs SUBJECT TO THE PLAN	6
4.1 Plan Limits	6
4.2 Unused Stock and Units	7
4.3 Adjustment .for Change in Outstanding Shares.	7
4.4 Retention of Rights	8
4.5 Cancellation of Award	8

ARTICLE 5. ELIGIBILITY	8
5.1 Eligible Employees	8
5.2 Board	8
5.3 Consultants and Advisors	8

ARTICLE 6. STOCK OPTIONS	8
6.1 Grant of Options	8
6.2 Stock Options for Nonemployee Directors	8
6.3 Option Agreement	9
6.4 Nontransferability of Options	10
6.5 Manner of Exercise of Options	10
6.6 Payment of Option Exercise Price	10
6.7 Termination of Continuous Service	11

ARTICLE 7. STOCK APPRECIATION RIGHTS	11
7.1 Grant of Stock Appreciation Rights	11
7.2 SAR Agreement	11
7.3 Nontransferability of SARs	12
7.4 Manner of Exercise of SARs	12
7.5 Termination of Continuous Service	12

ARTICLE 8. CHANGE IN CONTROL	13

ARTICLE 9. ISSUANCE OF SHARES OF COMMON STOCK	14
9.1 Transfer of Common Stock to Participant	14
9.2 Legend	14
9.3 Compliance with Laws	14

ARTICLE 10. AMENDMENT AND TERMINATION	14
10.1 Amendment of the Plan	14
10.2 Termination of the Plan	15

ARTICLE 11. GENERAL PROVISIONS	15
11.1 No Employment Rights	15
11.2 Other Employee Benefits	15
11.3 Confidentiality of Information	15
11.4 Severability	15
11.5 Governing Law and Venue	15
11.6 Use of Proceeds	15

LOGILITY, INC.

2007 STOCK PLAN

INTRODUCTION

The purpose of the Logility, Inc. 2007 Stock Plan (the “Plan”) is to further the growth and development of Logility, Inc., a Georgia corporation (the “Company”), by affording an opportunity for stock ownership to selected Employees of the Company, members of the Company’s Board, consultants and advisors. The Plan is intended to attract and retain the best available talent and encourage the highest level of performance by executive officers, key employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business in order to serve the best interests of the Company. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options, as such terms are hereinafter defined. Participants in the Plan may also receive Stock Appreciation Rights, as hereinafter defined, in lieu of or in addition to Options.

ARTICLE 1. DEFINITIONS

When used in this Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

1.1 Act. Act means the Securities Exchange Act of 1934 as in effect from time to time.

1.2 Award. Award means the grant of Options or Stock Appreciation Rights under the Plan.

1.3 Board. Board means the Board of Directors of Logility, Inc.

1.4 Cause. Cause means “cause,” as defined in the Participant’s employment agreement, if applicable. If the Participant has not entered into an employment agreement with the Company or a Subsidiary that includes a definition of “cause”, then Cause shall mean a termination on account of dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, a conviction or confession of a crime punishable by law (except minor violations), or a material breach of any agreement with the Company or a Subsidiary, in each such case as determined by the applicable Committee, and its determination shall be conclusive and binding. Such actions constituting “Cause” shall include, without limitation, a violation of the Company’s Code of Business Conduct and Ethics. A Participant who agrees to resign from his or her affiliation with the Company or a Subsidiary in lieu of being terminated for Cause shall be deemed to have been terminated for Cause for purposes of the Plan.

1.5 Change in Control Event. Change in Control Event means the occurrence, prior to the expiration of a Stock Option or Stock Appreciation Right, of any of the following events:

(a) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

(b) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(c) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Act), other than American Software, Inc., has become the direct or indirect beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Act) of securities representing 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

(d) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(e) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (e) each director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period; and provided further that this clause (e) shall not commence applicability until such time as at least five directors are serving concurrently on the Board, but shall apply thereafter regardless of the number of directors.

Notwithstanding the foregoing provisions of clauses (c) or (d) above, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” will not be deemed to have occurred for purposes of clause (c) or clause (d) above solely because (1) the Company or (2) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 50% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.

1.6 Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

1.7 Committee. Committee shall mean the Stock Option Committee with respect to Awards granted by the Stock Option Committee, and the Special Stock Option Committee with respect to Awards granted by the Special Stock Option Committee.

1.8 Common Stock or Stock. Common Stock or Stock means the Company’s common stock and any share or shares of the Company’s capital stock hereafter issued or issuable in substitution for such shares of common stock.

1.9 Company. Company means Logility, Inc.

1.10 Continuous Service. Continuous Service means the period of service for the Company or a Subsidiary that is not interrupted (other than pursuant to the Company’s or the Subsidiary’s paid time off policy or as required by law) or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the affiliated entity for which the Participant renders such service, provided that there is otherwise no interruption or termination of the Participant’s Continuous Service. The applicable Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company, other than a leave pursuant to the Company’s paid time off policy or as required by law.

1.11 Disability. Disability is determined by the administrator of any long term disability plan which covers the Participant that is maintained by the Company or any business that controls or is under common control with the Company within the meaning of Code Sections 414(b) and (c). If no such long-term disability plan covers the Participant, “Disability” shall mean the date on which the Company makes a final determination that the Participant is suffering from a physical or mental impairment which the Company determines renders the Participant physically or mentally unable to continue to fulfill his or her duties as an active Employee at his or her assigned level of responsibility or competence, and which thereafter prevents him or her from being able to resume such duties or their equivalent.

1.12 Effective Date. Effective Date means the effective date of the Plan as specified in Article 2.

1.13 Employee. Employee means a common law employee of the Company or a Subsidiary and any person who has accepted a binding offer of employment from the Company or a Subsidiary.

1.14 Executive Officer. Executive Officer means an “executive officer” of the Company as defined in Rule 3b-7 under the Act.

1.15 Exercise Price. Exercise Price with respect to an Option means the purchase price per share specified in the Option Agreement for such Option.

1.16 Fair Market Value. Fair Market Value means the value of the Common Stock, determined by the NASDAQ National Market System’s closing price for the Common Stock reflected in The Wall Street Journal or another publication selected by the Board. If on the relevant date for determining Fair Market Value the NASDAQ National Market System is not in session or there is no closing price for the Common Stock, for any reason, then the Fair Market Value shall be determined as of the next preceding date for which a closing price is available. If the Common Stock is not traded on the NASDAQ National Market System on the relevant date for determining Fair Market Value, or if deemed appropriate by the Board for any other reason, the Fair Market Value of the Common Stock shall be as determined by the Board in such other manner as it may deem appropriate.

1.17 Incentive Stock Option. Incentive Stock Option means any Option granted to an eligible Employee under the Plan which the Committee intends at the time the Option is granted to be an Incentive Stock Option within the meaning of Code Section 422.

1.18 Nonqualified Stock Option. Nonqualified Stock Option means any Option granted to an eligible Employee under the Plan to purchase stock that is not an Incentive Stock Option.

1.19 Option. Option means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

1.20 Option Agreement. Option Agreement means the agreement specified in Section 6.3.

1.21 Participant. Participant means any Employee, member of the Board or consultant or advisor to the Company or a Subsidiary who is granted an Award under the Plan. Participant also means the personal representative of a Participant and any other person who acquires the right to exercise or receive payment pursuant to an Award by bequest or inheritance.

1.22 Repriced. Repriced means any amendment or adjustment of the Exercise Price of an Option through amendment, cancellation, replacement Awards or any other means. Repriced shall also include any other action considered a repricing under requirements of the NASDAQ National Market System.

1.23 Special Stock Option Committee. Special Stock Option Committee means a committee appointed by the Board in accordance with the requirements of Section 3.1.

1.24 Stock Appreciation Right or SAR. Stock Appreciation right or SAR means the right of a Participant, without payment to the Company (except for applicable withholding taxes), to receive the excess of the Fair Market Value per Unit on the date on which a Stock Appreciation Right is exercised over the Unit Grant Price as provided in the Stock Appreciation Right agreement, multiplied by the number of Units exercised. A Stock Appreciation Right may be exercised in whole or in part, and if exercised in part the excess above the Unit Grant Price is calculated only on those Units as to which the Stock Appreciation Right is exercised.

1.25 Stock Option Committee. Stock Option Committee means the Stock Option Committee appointed by the Board in accordance with the provisions of Section 3.2. Prior to the appointment of such a Committee, the Board shall be deemed the Stock Option Committee.

1.26 Subsidiary. Subsidiary means any business in which the Company has a “controlling interest” as defined in Treas. Reg. Section 1.414(c)-2(b)(2)(i), except that 50% ownership interest is substituted where that regulation requires an 80% interest.

1.27 Unit. Unit means a share of Common Stock covered by a Stock Appreciation Right which, although not issued to the Participant, is used to measure, at any particular time, the amount payable to the Participant upon exercise of such Stock Appreciation Right.

1.28 Unit Grant Price. Unit Grant Price shall be determined in accordance with the provisions of Section 7.2(a).

ARTICLE 2. EFFECTIVE DATE

The Effective Date of the Plan shall be the date on which the Plan was adopted by the Board of Directors of the Company, May 15, 2007.

ARTICLE 3. ADMINISTRATION

3.1 Special Stock Option Committee. The Special Stock Option Committee shall be appointed by the Board, shall consist of two or more non-Employee, independent members of the Board, and in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 under the Act (or any successor rule) including, without limitation, the possession of authority by the Special Stock Option Committee to limit the time of exercise of Options and the grant of Stock to specified periods, (ii) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations) and (iii) any rules and regulations of the NASDAQ Stock Market (or such other stock exchange on which the Stock is traded). Members of the Special Stock Option Committee may not possess an interest in any transaction for which disclosure is required under Section 404(a) of Regulation S-K under the Act or be engaged in a business relationship that must be disclosed under Section 404(a) and must qualify as “outside directors” as defined in Section 162(m) of the Code and regulations thereunder. Any member of the Special Stock Option Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Special Stock Option Committee. The Board may, at any time and in its complete discretion, remove any member of the Special Stock Option Committee and may fill any vacancy of the Special Stock Option Committee. Any member of the Special Stock Option Committee shall be deemed to have resigned automatically from the Committee upon his or her termination of service on the Board. The Special Stock Option Committee shall have the authority to grant Awards to Employees who are Executive Officers.

3.2 Stock Option Committee. The Stock Option Committee shall be appointed by the Board, and in the judgment of the Board, shall be qualified to administer the Plan. The Board may, at any time and in its complete discretion, remove any member of the Stock Option Committee and may fill any vacancy of the Stock Option Committee. Any member of the Stock Option Committee shall be deemed to have resigned automatically from the Committee upon his or her termination of service on the Board. The Stock Option Committee shall have the authority to grant Awards to Employees who are not Executive Officers, and to consultants and advisors of the Company.

3.3 Meetings and Actions. The applicable Committees shall hold meetings at such times and places as they may determine. A majority of the members of a Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be final, binding and conclusive upon all persons, including the Company, its stockholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

3.4 Powers of the Committee. The applicable Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan, and to prescribe, amend and rescind rules and regulations for administration of the Plan. In selecting Participants, the applicable Committee shall take into consideration the contribution the Participant has made or may make to the success of the Company and such other factors as such Committee shall determine. Subject to the provisions of the Plan, the applicable Committee shall have all powers vested in it by the terms of the Plan, such powers to include the authority to:

(a) Select the individuals to be granted Awards under the Plan;

(b) Determine the terms, conditions, form and amount of the Awards to be made to each person selected;

(c) Determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made; and

(d) Establish objectives and conditions for earning Awards.

3.5 Interpretation of Plan. The Company shall have the authority to correct any defect, supply any omission, or reconcile any inconsistency with respect to the Plan. The determination of the Company as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company’s stockholders and all persons having any interest in Awards that may be or have been granted pursuant to the Plan. The applicable Committee may correct any defect, supply any omission, or reconcile any inconsistency in any agreement entered into hereunder with respect to Awards.

3.6 Director Stock. The Board shall be responsible for the administration of Awards granted under Section 6.2.

ARTICLE 4. STOCK AND SARs SUBJECT TO THE PLAN

4.1 Plan Limits. Subject to the provisions of Section 4.3, the aggregate number of shares of Common Stock that may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate 500,000 shares. Common Stock that may be issued under Options may consist, in whole or in part, of authorized but unissued stock or treasury stock of the Company not reserved for any other purpose. Subject to the provisions of Section 4.3, the Units on which Stock Appreciation Rights may be based will not exceed in the aggregate 300,000 Units.

4.2 Unused Stock and Units. If any outstanding Option under the Plan expires or for any other reason ceases to be exercisable, is forfeited or repurchased by the Company, in whole or in part (other than upon exercise of an Option), the Common Stock subject to such Option (and as to which the Option had not been exercised) shall continue to be available under the Plan or revert to the Plan to again be available for issuance of Options under the Plan. Common Stock underlying vested and exercised Options shall not be available for future Option grants. Any Units on which Stock Appreciation Rights are based will again be available for the granting of Stock Appreciation Rights under Article 7 if the Stock Appreciation Rights that were based on those Units are terminated, expire unexercised, forfeited or surrendered.

4.3 Adjustment .for Change in Outstanding Shares.

(a) In General. If there is any change (increase or decrease) in the outstanding shares of Common Stock that is effected without receipt of additional consideration by the Company, by reason of a stock dividend, subdivision, reclassification, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar circumstances not involving the receipt of consideration by the Company, then in each such event, the Company shall make an appropriate adjustment in the aggregate number of shares of Common Stock or Units available under the Plan, the number of shares of Common Stock or Units subject to each outstanding Award and the Exercise Price or Unit Grant Price in order to prevent the dilution or enlargement of any Participant’s rights. In the event of any adjustment in the number of shares of Common Stock or Units covered by any Award, including those provided in paragraph (b) below, each such Award shall cover only the number of full shares or full Units resulting from such adjustment. The Plan Administrator’s determinations in making any adjustment shall be final and conclusive.

(b) Adjustments for Certain Distributions of Property. If the Company at any time distributes with respect to its Common Stock securities or other property (except cash or Common Stock), a proportionate part of those securities or other property shall be set aside and delivered to the Participant when he or she exercises an Option. The securities or other property shall be in the same ratio to the total securities and property set aside for Participants as the number of shares of Common Stock with respect to which the Option is then exercised is to the total shares of Common Stock subject to the Option. Furthermore, the Company shall Reprice Units to reflect the value of such securities or other property (except cash or Common Stock) which may be distributed with respect to the Company’s Common Stock.

(c) Exceptions to Adjustment. Except as expressly provided herein, the issue by the Company of Common Stock of any class, or securities convertible into or exchangeable for Common Stock of any class, for cash or property or for labor or services, or upon sale or upon exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into or exchangeable for Common Stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock or Units subject to any Award granted under the Plan.

4.4 Retention of Rights. The existence of the Plan and any Award granted pursuant to the Plan shall not affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other change in the Company’s capital structure or its business, or a merger or consolidation of the Company, or any issue of bonds, debentures, or preferred or preference stock ranking before or affecting the Common Stock, or the dissolution of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether similar to the foregoing or not.

4.5 Cancellation of Award. The applicable Committee may at any time cancel an Award, whether vested or unvested, if the Participant holding the Award is terminated for Cause.

ARTICLE 5. ELIGIBILITY

5.1 Eligible Employees. All full-time and part-time Employees are eligible to receive an Award at the discretion of the applicable Committee (either the Special Stock Option Committee with respect to Executive Officers or the Stock Option Committee with respect to all other Employees).

5.2 Board. Members of the Board shall receive Options in accordance with Section 6.2.

5.3 Consultants and Advisors. Any consultant or advisor who renders bona fide services to the Company or a Subsidiary, which services are not in connection with the offer or sale of securities in a capital-raising transaction, is eligible to receive an Award at the discretion of the Stock Option Committee.

ARTICLE 6. STOCK OPTIONS

6.1 Grant of Options. The applicable Committee may from time to time in its discretion determine which of the Employees should receive Options, the type of Options to be granted (whether Incentive Stock Options or Nonqualified Stock Options), the number of shares of Common Stock subject to such Options, the dates on which such Options are to be granted, the duration of such Options and the vesting schedule for exercise of such Options. To the extent that an Option is granted under which the aggregate Fair Market Value (determined as of the time each Option is granted) of the Common Stock with respect to which any of such Employee’s Options are exercisable for the first time during a calendar year exceeds $100,000, the Options granted that exceed the annual limitation shall be deemed to be Nonqualified Stock Options rather than Incentive Stock Options. Options granted by the Special Stock Option Committee are intended to comply with and otherwise satisfy the requirements of Rule 16b-3. To the extent that (i) any provision of the Plan applicable to an Option granted pursuant to this Section 6 or (ii) any act of the Board, the Stock Option Committee or the Special Stock Option Committee would cause such Option to fail to satisfy or comply with any requirement of Rule 16b-3, such provision or act will be deemed null and void for purposes of such Option.

6.2 Stock Options for Nonemployee Directors. Each Nonemployee Director newly elected or appointed to the Board will be granted a Nonqualified Stock Option effective upon his or her initial election or other appointment to the Board to purchase 2000 shares of Common

Stock. Each Nonemployee Director will also be granted an additional Nonqualified Stock Option to purchase 1000 shares of Common Stock as of the last day of each fiscal quarter following his or her initial option grant under this Section 6.2, beginning on the last day of the first complete fiscal quarter following such date, provided that such individual has served continually as a Nonemployee Director through the close of business on such date. Each grant will specify (1) the Option Price, which will be equal to the Fair Market Value on the Date of Grant, and (2) a date on which the Options will expire. Stock Options granted pursuant to this Section shall be exercisable immediately upon being granted. Stock Options granted pursuant to this Section are intended to comply with and otherwise satisfy the requirement of Rule 16b-3. To the extent that (i) any provision of the Plan applicable to a Stock Option granted pursuant to this Section, or (ii) any act of the Board, Stock Option Committee or Special Stock Option Committee would cause such Stock Option to fail to satisfy or comply with any requirements of Rule 16b-3, such provision or act will be deemed null and void for purposes of such Stock Option.

6.3 Option Agreement. Each grant of Options under the Plan shall be evidenced by a written Option Agreement setting forth the terms upon which the Options are granted. Each Option Agreement shall designate the type of Options being granted (either Incentive Stock Options or Nonqualified Stock Options), and shall state the Exercise Price and the number of shares of Common Stock, as designated by the applicable Committee, to which that Option pertains. More than one type of Option may be granted to an Employee.

(a) Option Exercise Price. The Exercise Price of a Stock Option for any Participant shall be not less than 100% of the Fair Market Value (determined as of the day the Option is granted) of the Common Stock subject to the Option, provided, however, that the Exercise Price of an Incentive Stock Option for any Participant who is the owner of ten percent (10%) or more of the issued and outstanding stock of the Company shall be not less than 110% of the Fair Market Value (determined as of the day the Option is granted) of the Common Stock subject to the Option. Except as provided in Section 4.3 or Article 8, the Exercise Price of the Common Stock under each Option is fixed and may not be Repriced without the approval of the Board after the Board has considered the affect of applicable provisions of tax and securities laws.

(b) Duration of Options. Each grant of Options shall be of a duration as specified in the Option Agreement; provided, however, that the term of each Option grant shall not exceed the lesser of: (1) ten (10) years from the date the Participant has the right to exercise such Option or portion thereof; or (2) ten (10) years from the date the Option is granted. Notwithstanding the preceding sentence, each grant of Incentive Stock Options to any Participant who is the owner of ten percent (10%) or more of the issued and outstanding stock of the Company shall be of a duration as specified in the Option Agreement; provided, however, that the term of each Option grant shall not exceed the lesser of: (1) five (5) years from the date the Participant has the right to exercise such Option or portion thereof; or (2) five (5) years from the date the Option is granted

(c) Vesting. The grant of Options may be subject to a vesting schedule, which shall be set forth in the Option Agreement, and which may be waived or accelerated by the Committee at any time.

(d) Rights as Stockholder. A Participant shall have no rights as a stockholder of the Company with respect to the Common Stock covered by an Option until the date of the issuance of the stock certificate for such Common Stock.

(e) Other Terms and Conditions. The Option Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Committee shall deem appropriate, including, without limitation, provisions that relate to the Participant’s ability to exercise an Option in whole or in part due to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Committee. Notwithstanding the foregoing, the Option Agreement may not contain any term that would cause the Option to be nonqualified deferred compensation subject to Code Section 409A and related regulations.

6.4 Nontransferability of Options. Options granted pursuant to the Plan are not transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option shall immediately become null and void. Notwithstanding the foregoing, to the extent specified in an Option Agreement, an Option may be transferred by a Participant solely to the Participant’s immediate family (children, grandchildren, or spouse) or trusts or other entities established for the benefit of the Participant’s immediate family, to the extent specifically permitted in the trust agreement. Any such transfer of an Incentive Stock Option shall result in the conversion of the Option to a Nonqualified Stock Option.

6.5 Manner of Exercise of Options. Subject to the limitations and conditions of the Plan or the Option Agreement, an Option shall be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Chief Financial Officer of the Company or such other individual as directed from time to time by the Company. The notice shall specify the number of whole shares of Common Stock to be purchased and shall be accompanied by (a) payment in full to the Company of the Exercise Price; plus (b) for Nonqualified Stock Options, payment in full of such amount as the Company shall determine to be sufficient to satisfy any liability the Company may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option. At the Company’s discretion, payment in full of such amount as the Company shall determine to be sufficient to satisfy any liability the Company may have for any withholding of federal, state or local income or other taxes incurred may also be requested upon the exercise of an Incentive Stock Option. Except as provided in Section 6.6, the conditions of this Section 6.5 shall be satisfied at the time that the Option or any part thereof is exercised, and no Common Stock shall be issued or delivered until such conditions have been satisfied by the Participant.

6.6 Payment of Option Exercise Price. Payment for Common Stock underlying the Option shall be in the form of (a) a personal check, (b) a certified or bank cashier’s check to the order of the Company, (c) shares of Common Stock, properly endorsed to the Company, in an amount equal to the Fair Market Value of the stock which on the date of receipt by the Company equals or exceeds the aggregate Exercise Price for the Option, provided that such Stock has been held outright by the Participant for at least six months, (d) any other form of legal consideration that may be acceptable to the Company, or (e) in any combination thereof; provided, however, that no payment may be made in Common Stock unless the Company has approved of payment in such form by such Participant with respect to the Option exercise in question. Payment for withholding taxes shall be in the form of cash.

6.7 Termination of Continuous Service. Other than as prescribed in Section 8, any vesting of Options shall cease upon termination of the Participant’s Continuous Service, and Options shall be exercisable only to the extent that they were vested on the date of such termination of Continuous Service. Any Option not exercisable as of the date of termination, and any Option or portion thereof not exercised within the period specified herein, shall terminate.

(a) Termination Other than for Cause. Subject to any limitations set forth in the Option Agreement, and provided that the notice of exercise is provided as required by Section 6.5 prior to the expiration of the Option, the Participant shall be entitled to exercise the Option (i) during the Participant’s Continuous Service, and (ii) for a period of ninety (90) calendar days after the date of termination of the Participant’s Continuous Service for reasons other than Cause, or such longer period as may be set forth in the Option Agreement.

(b) Termination by Death. Notwithstanding paragraph (a), if a Participant’s Continuous Service should terminate as a result of the Participant’s death, or if a Participant should die within a period of ninety (90) calendar days after termination of the Participant’s Continuous Service under circumstances in which paragraph (a) would permit the exercise of the Option following termination, the personal representatives of the Participant’s estate or the person or persons who shall have acquired the Option from the Participant by bequest or inheritance may exercise the Option at any time within one year after the date of death, but not later than the expiration date of the Option.

(c) Termination by Disability. Notwithstanding paragraph (a), if a Participant’s Continuous Service should terminate by reason of the Participant’s Disability, the Participant may exercise the Option at any time within the earlier of (i) one year after the date of termination or (ii) thirty (30) days after the Participant no longer has a Disability, but in any event not later than the expiration date of the Option.

(d) Termination for Cause. Notwithstanding anything herein to the contrary, and unless otherwise provided by the Option Agreement, all unexercised Options shall terminate immediately if the Participant is terminated for Cause.

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. The applicable Committee may from time to time in its discretion determine which of the Employees of shall be entitled to receive SARs, the number of Units, and the dates on which such SARs are to be granted.

7.2 SAR Agreement. Each grant of SARs under the Plan shall be evidenced by a written SAR Agreement setting forth the terms upon which such SARs are granted. Each SAR Agreement shall state the number of Units to which that SAR Agreement pertains.

(a) Unit Grant Price. The Unit Grant Price under each SAR Agreement granted under the Plan shall not be less than 100% of the Fair Market Value (determined as of the day the SAR is granted) of the Common Stock subject to the SAR. Except as provided in Section 4.3 and Article 8, the Unit Grant Price under each SAR Agreement is fixed and may not be Repriced without the approval of the Board after the Board has considered the affect of applicable provisions of tax and securities laws.

(b) Duration of SARs. Each grant of SARs shall be of a duration as specified in the SAR Agreement; provided, however, that the term of each SAR grant shall not exceed the lesser of: (1) five (5) years from the date the Participant has the right to exercise such SAR or portion thereof; or (2) five (5) years from the date the SARs are granted.

(c) Vesting. The grant of SARs may be subject to a vesting schedule, which shall be set forth in the SAR Agreement, and which may be waived or accelerated by the Committee at any time.

(d) Rights as Stockholder. A Participant shall have no rights as a stockholder of the Company with respect to the Units or the Common Stock used to measure the Units.

(e) Other Terms and Conditions. The SAR Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the applicable Committee shall deem appropriate, including, without limitation, provisions that relate to the Participant’s ability to exercise an SAR in whole or in part due to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Committee. Notwithstanding the foregoing, the SAR Agreement may not contain any term that would cause the SAR to be nonqualified deferred compensation subject to Code Section 409A and related regulations.

7.3 Nontransferability of SARs. SARs are not transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the SARs contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the SARs, the SARs shall immediately become null and void.

7.4 Manner of Exercise of SARs. SARs shall be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Chief Financial Officer of the Company or such other individual as directed from time to time by the Company. The notice shall specify the number of SARs to be exercised. The Company shall withhold from the spread between the Unit Grant Price of the SARs and the Fair Market Value of the Common Stock on the date of exercise, per Unit exercised, such amount as the Company shall determine to be sufficient to satisfy any liability the Company may have for any withholding of federal, state or local income or other taxes incurred by reason of such exercise, and pay the Participant the remaining amount of such spread.

7.5 Termination of Continuous Service. Other than as prescribed in Section 8, any vesting of the SAR shall cease upon termination of the Participant’s Continuous Service, and the SAR shall be exercisable only to the extent that it was exercisable on the date of such termination of Continuous Service. Any SAR not exercisable as of the date of termination, and any SAR or portion thereof not exercised within the period specified herein, shall terminate.

(a) Termination Other than for Cause. Subject to any limitations set forth in the SAR Agreement, and provided that the notice of exercise is provided as required by Section 7.4 prior to the expiration of the SAR, the Participant shall be entitled to exercise the SAR (i) during the Participant’s Continuous Service, and (ii) for a period of thirty (30) calendar days after the date of termination of the Participant’s Continuous Service for reasons other than Cause, or such longer period as may be set forth in the SAR Agreement.

(b) Termination by Death. Notwithstanding paragraph (a), if a Participant’s Continuous Service should terminate as a result of the Participant’s death, or if a Participant should die within a period of thirty (30) calendar days after termination of the Participant’s Continuous Service under circumstances in which paragraph (a) would permit the exercise of the SAR following termination, the personal representatives of the Participant’s estate or the person or persons who shall have acquired the SAR from the Participant by bequest or inheritance may exercise the SAR at any time within one year after the date of death, but not later than the expiration date of the SAR.

(c) Termination by Disability. Notwithstanding paragraph (a), if a Participant’s Continuous Service should terminate by reason of the Participant’s Disability, the Participant may exercise the SAR at any time within the earlier of (i) one year after the date of termination and (ii) thirty (30) days after the Participant no longer has a Disability, but in any event not later than the expiration date of the SAR.

(d) Termination for Cause. Notwithstanding anything herein to the contrary, and unless otherwise provided by the SAR Agreement, all unexercised SARs shall terminate immediately if the Participant is terminated for Cause.

ARTICLE 8. CHANGE IN CONTROL

In the event of a Change in Control Event, the Board, at its discretion, shall either (1) accelerate the vesting of all Awards held by Participants whose Continuous Service has not terminated so that all Participants are 100% vested on the date of the Change in Control Event or (2) cancel the Awards and provide for the issuance of replacement stock options or rights with the same terms and conditions in effective prior to the Change in Control Event, except that a new award will instead relate to the purchase of securities issued by an acquiring entity and reflect an Exercise Price or a Unit Grant Price (whichever is applicable) that maintains the same aggregate spread between the Exercise Price or the Unit Grant Price (had the Participant exercised the Option or SAR on the date of the Change in Control) and the Grant Price or the Unit Grant Price, whichever is applicable, on the date the new award is issued. In anticipation of a Change in Control Event and if the Board chooses the first alternative contained in this Article 8, the Board may, upon written notice to all Participants holding Options and/or SARs, provide that all unexercised Options and SARs must be exercised upon the Change in Control Event or within a specified number of days of the date of such Change in Control Event or such Options or SARs will terminate. In response to such notice, a Participant may make an irrevocable election to exercise his or her Options or SARs contingent upon and effective as of the effective date stated in such notice. Any Option and SAR shall terminate if not exercised within the time frame stated in the notice.

ARTICLE 9. ISSUANCE OF SHARES OF COMMON STOCK

9.1 Transfer of Common Stock to Participant. As soon as practicable after (a) a Participant has given the Company written notice of exercise of an Option and has otherwise met the requirements of Article 6 with respect to an Option, or (b) a Participant has satisfied any applicable restrictions, terms and conditions set forth in the Plan, the Company shall register a certificate in such Participant’s name for the Common Stock as to which the Option has been exercised and shall, upon the Participant’s request, deliver such certificate to the Participant. In no event shall the Company be required to transfer fractional shares of Common Stock to the Participant, and in lieu thereof, the Company may pay an amount in cash equal to the Fair Market Value of such fractional shares of Common Stock on the date of exercise.

9.2 Legend. All certificates evidencing shares of Common Stock originally issued pursuant to the Plan or subsequently transferred to any person or entity, and any shares of capital stock received in respect thereof, may bear such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws and until the Participant or any other holder of the Common Stock has paid the Company such amounts as may be necessary in order to satisfy any withholding tax liability of the Company.

9.3 Compliance with Laws. If the issuance or transfer of Common Stock by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such Stock to the Participant until compliance with such laws can reasonably be obtained. In no event shall the Company be obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such Stock. If, after reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the lawful issuance and sale of Stock upon exercise of Options or vesting of an Award under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Options or vesting of an Award unless and until such authority is obtained.

ARTICLE 10. AMENDMENT AND TERMINATION

10.1 Amendment of the Plan. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper, except that no such action shall diminish or impair the rights under an Award previously granted. However, if the Company is listed on the NASDAQ National Market System or another public trading market, then any amendment that would require stockholder approval under the requirements of the NASDAQ National Market System or such other public trading market, as the case may be, shall only be effective when such stockholder approval is obtained. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards granted under the Plan, provided that such modification would not constitute a Repriced Award, and provided further that no such action shall diminish or impair the rights under an Award previously granted without the consent of the Participant.

10.2 Termination of the Plan. The Plan shall terminate on the date that is the tenth anniversary of the Effective Date. The Board may at any time suspend or terminate the Plan. No such suspension or termination shall diminish or impair the rights under an Award previously granted without the consent of the Participant.

ARTICLE 11. GENERAL PROVISIONS

11.1 No Employment Rights. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s Continuous Service by the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Continuous Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Award.

11.2 Other Employee Benefits. Unless so provided by the applicable plan, the amount of compensation deemed to be received by a Participant as a result of the exercise of an Award shall not constitute earnings with respect to which any other employee benefits of the person are determined, including without limitation benefits under any pension, profit sharing, life insurance, or disability or other salary continuation plan.

11.3 Confidentiality of Information. Information regarding the grant of Awards under the Plan is confidential and may not be shared by the Participant with anyone other than the Participant’s immediate family and personal financial advisor and other person(s) designated by Participant by power of attorney or assignment, or as otherwise required by law.

11.4 Severability. If any provision of the Plan is held by any court or governmental authority to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions. Instead, each provision held to be illegal or invalid shall, if possible, be construed and enforced in a manner that will give effect to the terms of such provision to the fullest extent possible while remaining legal and valid.

11.5 Governing Law and Venue. The Plan, and all Awards granted under the Plan, shall be construed and shall take effect in accordance with the laws of the State of Georgia without regard to conflicts of laws principles. Resolution of any disputes under the Plan or any Award under the Plan shall only be held in courts in Fulton County, Georgia.

11.6 Use of Proceeds. Any proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.